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                                                                    EXHIBIT 23.6
                [LETTERHEAD OF GOLDMAN, SACHS & CO.]
PERSONAL AND CONFIDENTIAL

September 11, 1997

Board of Directors
Jefferson Bankshares, Inc.
123 East Main Street
Charlottesville, VA 22902

Re: Proxy Statement on Schedule 14A of Jefferson Bankshares, Inc.

Gentlemen:

     Attached is our opinion letter dated September 11, 1997 with respect to the fairness to the holders of the outstanding shares of Common Stock, par value $2.50 per share (the "Jefferson Common Stock"), of Jefferson Bankshares, Inc. (the "Company") of the exchange ratio of .625 shares of Common Stock, par value $5.00 per share, of Wachovia Corporation ("Wachovia") to be received for each share of Jefferson Common Stock (the "Exchange Ratio") pursuant to the Agreement and Plan of Merger dated as of June 9, 1997 between Wachovia and the Company.

     The foregoing opinion letter is for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transaction contemplated therein and is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement, proxy statement or any other document, except in accordance with our prior written consent. We understand that the Company has determined to include our opinion in the above referenced Proxy Statement.

     In that regard, we hereby consent to the reference to the opinion of our Firm in the Letter, dated September 11, 1997, to shareholders of the Company and under the captions "The Merger -- Background of, and Reasons for, the Merger" and "The Merger -- Opinion of Jefferson's Financial Advisor" and to the inclusion of the foregoing opinion as Appendix C to the above-mentioned Proxy Statement. In providing such consent, except as may be required by the federal securities laws, we do not intend that any person other than the Board of Directors rely on such opinion. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under
Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ GOLDMAN, SACHS, & CO.

(GOLDMAN, SACHS, & CO.)

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